Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Veritone, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	750,000 (2)	$5.27 (5)	$3,952,500	0. 00011020	$435.57
Equity	Common Stock, $0.001 par value per share	Other	250,000 (3)	$4.48 (6)	$1,120,000	0. 00011020	$123.43
Equity	Common Stock, $0.001 par value per share	Other	425,000 (4)	$5.27 (5)	$2,239,750	0. 00011020	$246.83
Total Offering Amounts			1,425,000	-	$7,312,250	-	$805.83
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$805.83

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Veritone, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2) Represents 750,000 additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2023 under the Registrant’s 2017 Stock Incentive Plan.

(3) Represents 250,000 additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2023 under the Registrant’s Employee Stock Purchase Plan (the “ESPP”).

(4) Represents 425,000 additional shares of common stock available for issuance under the Registrant’s Amended and Restated Inducement Grant Plan, as approved by the Registrant’s Board of Directors on March 30, 2023.

(5) Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $5.27, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 29, 2023.

(6) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for purposes of calculating the registration fee. The offering price per share is based upon $5.27, which is the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 29, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.